EXHIBIT 4.5

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

               This INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this "Instrument"), dated as of March 21, 2003 (the "Execution Date"), by and among Mississippi Chemical Corporation, a corporation duly organized and existing under the laws of the State of Mississippi (the "Company"), Trustmark National Bank, a national banking association (the "Resigning Trustee"), and BancorpSouth Bank, a national banking association (the "Successor Trustee).

WITNESSETH:

               WHEREAS, the Company, the Resigning Trustee and Harris Trust and Savings Bank, an Illinois state banking corporation (the "Former Trustee"), entered into an Instrument of Resignation, Appointment and Acceptance effective February 18, 2000 (the "Prior Instrument"), in accordance with an indenture dated as of November 25, 1997 (the "Indenture"), providing for the issuance by the Company from time to time of the Company's 7 1/4% Notes, due November 15, 2017 (the "Securities"); and

               WHEREAS, the Company, the Former Trustee and Mississippi Nitrogen, Inc., a Delaware Corporation, and MissChem Nitrogen, L.L.C., a Delaware limited liability company (collectively, the "Subsidiary Guarantors"), entered into the First Supplemental Indenture to the Indenture dated as of July 1,1999 (the "First Supplement"), guaranteeing the punctual payment and performance of the Securities by the Subsidiary Guarantors; and

               WHEREAS, the Prior Instrument provided that as of February 18, 2000, all references to the Former Trustee as trustee in the Indenture were deemed to refer to the Resigning Trustee as trustee; and

               WHEREAS, the Resigning Trustee has been acting as trustee, paying agent, authenticating agent and registrar under the Indenture since February 18, 2000; and

               WHEREAS, Section 608 of the Indenture provides that the Trustee may resign and be discharged of the trust created by the Indenture by giving written notice thereof to the Company; and

               WHEREAS, the Resigning Trustee gave notice to the Company of its resignation by letter dated January 9, 2003, a copy of which is attached hereto as Exhibit A, such resignation to become effective upon the acceptance of appointment by a successor trustee; and

               WHEREAS, Section 608 of the Indenture provides that in case the trustee shall resign, the Company shall appoint a successor trustee; and

               WHEREAS, Section 609 of the Indenture provides that a successor trustee shall be qualified under the provisions of 607 of the Indenture; and

               WHEREAS, Section 609 of the Indenture provides that any successor trustee appointed under the Indenture shall execute, acknowledge and deliver to the Company and the Resigning Trustee an instrument accepting such appointment and thereupon the resignation of the Resigning Trustee shall become effective and the Successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, trust duties and responsibilities of the Resigning Trustee;

               NOW, THEREFORE, pursuant to the Indenture and in consideration of the covenants herein contained, it is agreed as follows (words and phrases not otherwise defined in this Instrument shall have the meaning given thereto in the Indenture):

THE RESIGNING TRUSTEE

          I.      Pursuant to the terms of the Indenture, the Resigning Trustee has notified the Company that the Resigning Trustee is resigning as trustee under the Indenture effective as of March 21, 2003 (the "Effective Date").

          2.     Effective as of the Effective Date, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of the rights, powers, trust duties and responsibilities of the Resigning Trustee under the Indenture and the First Supplement.

          3.     The Resigning Trustee agrees to execute and deliver such further instruments and shall take such further actions as the Successor Trustee or the Company may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, titles, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee, including without limitation, the execution and delivery of any instruments required to re-perfect all liens, if any, [that it may have on the trust] in the name of the Successor Trustee.

          4.     Promptly after the execution and delivery of this Instrument, the Resigning Trustee shall cause notice of the resignation, appointment and acceptance effected hereby to be given as is required pursuant to Section 608 (f) of the Indenture.

          5.     Promptly after the Effective Date, the Resigning Trustee shall provide the governing documents to the Successor Trustee.

THE COMPANY

          1.     Effective as of the Effective Date, the Company hereby accepts the resignation of the Resigning Trustee and appoints the Successor Trustee as successor in trust under the Indenture and the First Supplement and confirms to the Successor Trustee all of the rights, titles, interests, capacities, privileges, duties and responsibilities of the trustee under the Indenture and the First Supplement.

          2.     The Company agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, titles, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

          3.     The Company hereby represents and warrants that to the best knowledge of the Company there has been no notice of an Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default under the terms of the Indenture, as of the Effective Date.

THE SUCCESSOR TRUSTEE

          1.     Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment as successor trustee under the Indenture and shall be vested with all of the rights, titles, interests, capacities, privileges, duties and responsibilities of the trustee under the Indenture.

          2.     The Successor Trustee hereby represents that it is qualified and eligible under the provisions of Section 607 of the Indenture to be appointed successor trustee and hereby accepts the appointment as successor trustee and agrees that upon the signing of this Instrument it shall become vested with all of the rights, titles, interests, capacities, privileges, duties and responsibilities of the Resigning Trustee as trustee with respect to all series of Securities with like effect as if originally named as trustee under the Indenture.

          3.     The Successor Trustee shall perform such functions as paying agent, registrar and transfer agent pursuant to the terms of the Indenture at its Corporate Trust office in Jackson, Mississippi, where notices and demands to or upon the Company in respect of the Securities or the Indenture may be served, or the Securities may be presented or surrendered for payment and where the Securities may be surrendered for exchange or registration of transfer.

MISCELLANEOUS

          1.     The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of any breach by the Resigning Trustee of its duties or obligations under the Indenture (a "Prior Liability").

          2.     The parties hereto agree that as of the Effective Date, all references to the Resigning Trustee as trustee in the Indenture shall be deemed to refer to the Successor Trustee. After the Effective Date, all notices or payments which were required by the terms of the Indenture to be given or paid to the Resigning Trustee, as trustee, shall be given or paid to:

BancorpSouth Bank
Attn: Corporate Trust
P.O. Box 1605
Jackson, MS 39215

          3.     The resignation, appointment and acceptance effected hereby shall become effective as of the opening of business on the Effective Date.

          4.     This Instrument shall be governed by and construed in accordance with the laws of the state governing the Indenture.

          5.     This Instrument may be executed in any number of counterparts, each of which shall be an original, but which counterparts shall together constitute but one and the same instrument.

          6.     Nothing contained in this Instrument shall in any way affect the obligations or rights of the Company, the Resigning Trustee or any holder of the Securities under the Indenture or the First Supplement. This Instrument shall be binding upon and inure to the benefit of the Company, the Resigning Trustee, the Successor Trustee and their respective successors and assigns.

          7.     The parties hereby agree that from and after the Effective Date, all fees payable by the Company to the trustee under the Indenture shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to the Company.

          8.     Each of the parties hereto hereby represents and warrants for itself that as of the date hereof and as of the Effective Date:

(a)     it has the power and authority to execute and deliver this Instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

(b)     this Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Instrument may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor's rights or by general principles of equity limiting the availability of equitable remedies.

               IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be duly executed and attested by their duly authorized officers, all as of the date and year first above written.
MISSISSIPPI CHEMICAL CORPORATION, as COMPANY By: /s/ Timothy A. Dawson Timothy A. Dawson Title: Senior Vice President & Chief Financial Officer	Attest: /s/ Ethel Truly Ethel Truly Corporate Secretary
TRUSTMARK NATIONAL BANK, as RESIGNING TRUSTEE By: /s/ W. Sanders Carter W. Sanders Carter Title: First Vice President and Trust Officer	Attest: /s/ Sheila Johnson Sheila Johnson Asst. Vice Pres. & Trust Officer
BANCORPSOUTH BANK, as SUCCESSOR TRUSTEE By: /s/ Lisa Neeld Name: Lisa Neeld Title: Trust Officer	Attest: /s/ M. K. Cole M. K. Cole Trust Investment Officer